EXHIBIT 99.1

Sila Realty Trust, Inc. Begins Trading on the New York Stock Exchange

Enters Public Markets as a Net Lease REIT Focused Solely on High-Quality Healthcare Properties

TAMPA, Fla., June 13, 2024 (BUSINESS WIRE) – Sila Realty Trust, Inc. (NYSE: SILA) (“Sila”, the “Company”, “we” or “us”), a net lease real estate investment trust (“REIT”) with a strategic investment focus on the significant, growing, and resilient healthcare sector, today announced that its shares of common stock have been listed and commenced trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “SILA.” The Company celebrated its direct listing by ringing The Opening Bell at the NYSE.

“Becoming a publicly traded company listed on the New York Stock Exchange marks a great milestone for Sila Realty Trust,” stated Michael A. Seton, President and Chief Executive Officer of the Company. “This achievement would not be possible without the diligent work of our outstanding team, our tenants, and our longtime stockholders who have supported us through the years.

“We strongly believe that our existing institutional quality and diverse portfolio of healthcare properties, along with our strategy of investing in net leased assets to leading operators along the continuum of the healthcare delivery system, provides investors with a differentiated opportunity in the REIT space. Becoming publicly traded on the NYSE will provide the Company with future access to scale capital through the public equity markets, which, we believe, will allow the Company to further grow its robust and diverse portfolio of healthcare assets, and, consequently, enhance value to our stockholders.”

We believe Sila is public company-ready with an experienced, cycle-tested management team. Together, the Company has amassed a diversified portfolio consisting of over $2.1 billion of high-quality properties associated with some of the largest and most reputable healthcare operators in the country, including Post Acute Medical, LLC; Baylor, Scott and White Health; Tenet Healthcare Corporation; and Cleveland Clinic Foundation.

Sila maintains a strong balance sheet with approximately $590 million in liquidity and a net debt leverage ratio of approximately 20.5%, as of March 31, 2024. With a disciplined and accretive approach to capital allocation and $500 million available under its revolving credit facility, Sila has the financial flexibility to pursue a direct listing on the NYSE rather than raising capital through a traditional initial public offering. We believe Sila’s strong financial position is a competitive advantage in executing its growth strategy in the current capital-constrained economic environment.

Sila enters the public markets as the only net lease REIT focused solely on high-demand healthcare properties. This is an important distinction that, we believe, allows Sila to benefit from tailwinds of the growing healthcare sector while delivering the portfolio metrics of net-lease REITs, including longer lease terms, lower leverage profiles, and higher portfolio occupancy. Sila focuses on properties in markets across the U.S. where favorable demographics, strong economies and healthcare demand are growing rapidly. Including our latest acquisition in May, Sila’s current portfolio consists of 137 high-quality properties, including medical outpatient buildings, inpatient rehabilitation facilities, and surgical and specialty facilities, that are critical to their operators and the communities which they serve. These relationships support a secure and diversified tenancy. As of March 31, 2024, the Company had an attractive weighted average lease rate of 99.2%, with 64.3% of its tenants, guarantors or affiliates having rated or investment grade rated credit. As a net lease REIT, Sila has longer lease terms with a weighted average remaining lease term of 8.4 years.

With a robust platform of dedicated in-house acquisition, credit and research underwriting, and investment management teams, we believe Sila has ample capacity to scale and grow to over $3 billion in enterprise value with its existing staff and platform.

The Company has long maintained a stockholder-first mentality and has a track record of stockholder-friendly initiatives, contracted rent escalators, attractive returns, and a commitment to strong corporate governance with a highly credentialed and diverse board of directors. Sila maintains an appropriate payout ratio for ample dividend coverage and opportunistic growth.

Mr. Seton concluded in describing the Company’s name and values, “The name Sila (pronounced See’-lah) translates from many languages into inspiring words such as strength, permanence, reflection, and unity – words that we strive to live up to each day for the benefit of our stockholders and our tenants.”

Wells Fargo Securities acted as financial advisor to the Company. Holland & Knight LLP served as general counsel to the Company. Venable LLP served as Maryland counsel and tax counsel to the Company.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a net lease real estate investment trust headquartered in Tampa, Florida, with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio comprises high-quality tenants in geographically diverse facilities which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2024, the Company owned 136 real estate properties and two undeveloped land parcels located in 64 markets across the U.S.

Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. The forward-looking statements contained herein, including statements relating to the Company’s future access to capital, portfolio growth, enhanced stockholder value, and capacity and growth of its enterprise value, are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:
Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com

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